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--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person
                                                                                                to Issuer (Check all applicable)
                                                                                                    Director          X  10% Owner
    Roth        Michael        P                  e-Net Financial.Com corporation (ennt)       ----                 ----
------------------------------------------------------------------------------------------          Officer (give        Other
    (Last)        (First)        (Middle)     3. IRS Identification     4. Statement for       ----          title  ---- (specify
                                                 Number of Reporting       Month/Year                        below)       below)
                                                 Person, if an entity                            Resigned as President 4
                                                    (voluntary)                                  Resigned as Director 5
                                                                                               -----------------  ------------------
   3200 Bristol Ste 710                                                      07/2000
--------------------------------------------                            ------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                              ___Form filed by More than One
   Garden Grove,  Ca   90804                                                                     Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)     5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)             Securities      ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)            Beneficially    Form:       direct
                                                  (Instr. 8)                                   Owned at        Direct      Bene-
                                     (Month/                                                   End of          (D) or      ficial
                                      Day/     -------------------------------------------     Month           Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price        (Instr. 3       (Instr. 4) (Instr. 4)
                                                                                               and 4)
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Common Stock                                      J*           1,000,000   A
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Common Stock                                      J*           1,000,000   A
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Common Stock                                      J*           1,000,000   A
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* These shares owned by H-Group in prior reports.  Michael Roth is sole officer, director and share holder of all three corporations listed. 1,000,000 shares retained by H-Group.
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price     9. Number
   lying Securities                    of           of Deriv-
   (Instr. 3 and 4)                    Deriv-       ative
                                       ative        Securi-
                                       Secur-       ties
                                       ity          Bene-
                                       (Instr.      ficially
                                       5)           Owned
                                                    at End
                     Amount or                      of
       Title         Number of                      Month
                     Shares                         (Instr. 4)

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Explanation of Responses:

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                    /s/ Michael Roth              8/1/00
            -----------------------------------  -----------
              **Signature of Reporting Person       Date

Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.
           * If the form is filed by more than one reporting person, SEE
             Instruction 4(b)(v).